Exhibit 99.2

News

Contacts:

Media: Robert Grupp

(610) 738-6402 office

(484) 557-8401 mobile

rgrupp@cephalon.com

Investors: Chip Merritt

610-738-6376 (office)

cmerritt@cephalon.com

For Immediate Release

CEPHALON PRICES $600 MILLION CONVERTIBLE SUBORDINATED NOTES OFFERING

        WEST CHESTER, PA—June 6, 2003—Cephalon, Inc. (Nasdaq:CEPH) announced today the pricing of its offering of $600 million aggregate principal amount of Convertible Subordinated Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation S under the Securities Act. The sale of the notes is expected to close on June 11, 2003. The notes were priced at 100% of their principal amounts. The notes will be subordinate to existing and future senior indebtedness of Cephalon. The notes will be issued in two tranches and have the following salient terms:

•                    $300 million aggregate principal amount of Zero Coupon Convertible Subordinated Notes due 2033 (plus up to an additional $75 million aggregate principal amount if the initial purchasers’ option to purchase additional notes is exercised in full), first putable June 2008 (the “2008 Notes”) at a price of 100.25% of the aggregate principal amount. The notes are convertible prior to maturity, subject to certain conditions, into shares of Cephalon’s common stock at a conversion price of $59.50 per share (a conversion rate of approximately 16.8067 shares per $1,000 principal amount of notes). The initial conversion price represents a 23.8 percent premium to the last reported Nasdaq composite bid for Cephalon common stock on June 5, 2003, which was $48.05 per share. Cephalon may redeem any outstanding 2008 Notes for cash on June 15, 2008 at a price equal to 100.25% of the principal amount of such notes redeemed and after June 15, 2008 at a price equal to 100% of the principal amount of such notes redeemed; and

•                    $300 million aggregate principal amount of Zero Coupon Convertible Subordinated Notes due 2033 (plus up to an additional $75 million aggregate principal amount if the initial purchasers’ option to purchase additional notes is exercised in full), first putable June 2010 (the “2010 Notes”) at a price of 100.25% of the aggregate principal amount. The notes are convertible prior to maturity, subject to certain conditions, into shares of

-more-

SOURCE:  Cephalon, Inc. ● 145 Brandywine Parkway ● West Chester, PA  19380-4245 ● (610) 344-0200 ● Fax (610) 344-0065

Cephalon’s common stock at a conversion price of $56.50 per share (a conversion rate of approximately 17.6991 shares per $1,000 principal amount of notes). The initial conversion price represents a 17.6 percent premium to the last reported Nasdaq composite bid for Cephalon common stock on June 5, 2003, which was $48.05 per share. Cephalon may redeem any outstanding 2010 Notes for cash on June 15, 2010 at a price equal to 100.25% of the principal amount of such notes redeemed and after June 15, 2010 at a price equal to 100% of the principal amount of such notes redeemed.

Cephalon also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $75 million principal amount of the 2008 Notes and an additional $75 million principal amount of the 2010 Notes.

Cephalon plans to use the net proceeds from the offering for:

•                    The redemption of all of the Company’s outstanding 5¼% Convertible Subordinated Notes due 2006 ($174 million aggregate principal amount outstanding as of the date hereof) at the redemption price of 103.15% of the principal amount redeemed plus accrued and unpaid interest to the redemption date;

•                    The purchase from Credit Suisse First Boston International (“CSFBI”) of a convertible note hedge strategy with respect to Cephalon’s common stock, which has the effect of increasing the effective conversion price of the notes from the Company’s perspective to $72.08 per share.  This effective conversion price represents a 50% premium to the last reported Nasdaq composite bid for Cephalon common stock on June 5, 2003. In connection with those transactions, CSFBI will take positions in Cephalon’s common stock in secondary market transactions and/or enter into various derivative transactions both in anticipation of and after the pricing of the notes; and

•                    Working capital and other corporate purposes, which may include the acquisition of other businesses, products, product rights or technologies and the repurchase, redemption or retirement of other existing indebtedness. Cephalon does not currently have any definitive agreements, arrangements or understandings with respect to any such uses.

        This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

        The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Cephalon, Inc.

        Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

-more-

        Cephalon currently employs approximately 1,300 people in the United States and Europe. U.S. sites include the company’s headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah. Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and at Cephalon France in Maisons-Alfort, France.

        The company currently markets three proprietary products in the United States: PROVIGIL (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride) and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and more than 20 products internationally. Further information about Cephalon and full prescribing information on its U.S. products is available at www.cephalon.com.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding planned use of proceeds from the notes, anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.